Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Board of Directors
ProCyte Corporation
Redmond, Washington

We consent to the incorporation by reference in Registration Statement Nos. 333-46506, 333-64339, 33-59983, 33-48809, and 33-40565 on Form S-8 of ProCyte Corporation of our report dated February 8, 2002, included in this Annual Report on Form 10-K of ProCyte Corporation for the year ended December 31, 2001.

Deloitte & Touche LLP
Seattle, Washington
March 25, 2002